EXHIBIT 10.2

                            MASTER LICENSE AGREEMENT

                            effective August 23, 1999
                                     between
                        University of Maryland, Baltimore
                                       And
                            Cancer Diagnostics, Inc.

                                Table of Contents


         Article 1         Background                                     p. 2
         Article 2         Definitions                                    p. 2
         Article 3         Grant of License                               p. 4
         Article 4         CDI Responsibilities                           p. 6
         Article 5         Consideration                                  p. 7
         Article 6         Data                                           p. 9
         Article 7         Patent Prosecution and Publication             p. 9
         Article 8         Confidentiality                                p. 11
         Article 9         Reports and Accounting                         p. 12
         Article 10        Infringement                                   p. 13
         Article 11        Term and Termination                           p. 14
         Article 12        Assignability                                  p. 15
         Article 13        Applicable Law; Waiver                         p. 16
         Article 14        Integration and Interpretation                 p. 16
         Article 15        Representations and Warranties                 p. 16
         Article 16        Claims, Indemnification and Insurance          p. 17
         Article 17        Consent Required for Advertising               p. 18
         Article 18        Dispute Resolution                             p. 18
         Article 19        Miscellaneous                                  p. 20
         Signatures                                                       p. 20
         Exhibit A-1                                                      p. 21
         Exhibit A-2                                                      p. 22
         Exhibit B                                                        p. 23

                                LICENSE AGREEMENT

for "Telomerase Assay of Body Fluids for Cancer Screening and Assessment of Disease Stage and Prognosis" (and other Patents)

     This License Agreement ("Agreement") effective August 23, 1999 ("Effective Date") is made by and between the University of Maryland, Baltimore ("UM"), a constituent institution of the University System of Maryland, an agency of the State of Maryland, having an address at 520 West Lombard Street, Baltimore, Maryland 21201, and Cancer Diagnostics, Inc. ("CDI"), a corporation of Florida, with its principal place of business at 202 Wheeler Street, Plant City, Florida 33566.

                             ARTICLE I - BACKGROUND

     1.01 As a public research and education institution, UM is interested in licensing Patent Rights (as defined below) to benefit the public by development and marketing of new and useful products and methods.

     1.02 Valuable inventions, comprised of the Patent Rights identified in Exhibit A-1, and generally known as "Telomerase Assay of Body Fluids for Cancer Screening and Assessment of Disease Stage and Prognosis""("Inventions") have been made by UM Personnel (as defined below).

     1.03 Subject to certain rights retained by the federal government in federally sponsored research, under UM policy UM owns all right, title, and interest in and to said Patent Rights, which has been or will be confirmed by the execution of an assignment from the Inventors to UM.

     1.04 CDI desires to license the Patent Rights as set forth in this Agreement.

                             ARTICLE 2 - DEFINITIONS

     In this Agreement, the following terms have the meanings set forth in this Article.

     2.01 "Affiliate": Any entity which directly or indirectly controls, is controlled by, or is under common control with CDI. "Control" means the right to exercise more than 50% of the voting rights of a controlled corporation, limited liability company, or partnership, or the power to direct or cause the direction of the management or policies of any other controlled entity.

     2.02 "CDI Data": Information arising out of or resulting from use of the Patent Rights made by one or more employees of, or owned by, CDI or CDI's Affiliates, and includes, without limitation, documents, drawings, models, designs, data, memoranda, tapes, records, formulae and algorithms, in hard copy form or in electronic form.

     2.03 "CDI Improvement": Any invention or discovery arising out of or resulting from use of the Patent Rights which is or may be patentable or otherwise protected under law, made by one or more employees of, or owned by, CDI or CDI's Affiliates.

     2.04 "Combination Product": A product in a form containing one or more Licensed Products and one or more active component(s) that is not a Licensed Product.

     2.05 "Confidential Information": Information relating to the subject matter of the Patent Rights which has not been made public and includes, without limitation, any documents, drawings, sketches, models, designs, data, memoranda, tapes, records, formulae and algorithms, given orally, in

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hard  copy  form,  or in  electronic  form,  which  CDI  receives  from UM or UM
Personnel, or UM or UM Personnel receives from CDI.

     2.06 "CP Net Sales": That part of Net Sales attributable to sales of a Combination Product.

     2.07 "First Commercial Sale": The initial transfer of a Licensed Product for compensation by CDI, an Affiliate or a Sublicensee to a Third Party. Transfer of a Licensed Product for clinical testing occurring prior to the issuance of any required regulatory approval for sale does not constitute First Commercial Sale.

     2.08 "Inventor(s)": Dr. Jeffrey Strovel, Dr. Judith Stamberg, Dr. Lynne Abruzzo, and Dr. William E. Highsmith, Jr.

     2.09 "Joint Data": Information arising out of or resulting from use of the Patent Rights made by one or more employees of, or owned by, CDI of CDI's Affiliates, and by one or more UM Personnel, or owned by, UM, including, without limitation, documents, drawings, sketches, models, design, data, memoranda, tapes, records, formulae and algorithms, in hard copy or electronic form.

     2.10 "Joint Improvement": Any invention or discovery arising out of or resulting from use of the Patent Rights which is or may be patentable or otherwise protected under law, made by one or more employees of, or owned by, CDI or CDI's Affiliates, and made by one or more employees of, or owned by, UM.

     2.11 "Licensed Field": The use of Patent Rights for cancer diagnostics in all fields.

     2.12 "Licensed Product": Any product, including by not limited to a Combination Product, which is covered by any claims in the Patents Rights or is made using any Tangible Research Property.

     2.13 "Net Sales": The gross sales revenues and fees billed by CDI, an Affiliate or a Sublicensee, for the sale of Licensed Products, less the sum of the following:

           (1) customary  trade,  quantity and cash  discounts  actually allowed and taken;
           (2) sales of use  taxes,  excise  taxes  and  customs  duties  and
other governmental   charges   included  in  the   invoiced   amount;
           (3) outbound transportation, shipping and insurance, prepaid or allowed, if separately itemized on the invoice to the customer;
           (4) amounts actually allowed or credited on returns or rejections of Licensed Products or billing errors; Net sales does not include any resales of a Licensed Product after its sale by CDI, an Affiliate or a Sublicensee to a Third Party purchaser. In computing Net Sales, (1) no deductions from gross revenues and fees will be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed on the payroll by CDI, its Affiliate(s) or Sublicensee(s), or for cost of collections, and (2) Licensed Products will be considered sold when billed out or invoiced, whichever is first.

     2.14 "Patent Expenses": All fees and charges of outside patent counsel (whether or not paid by UM or reimbursed to UM) as well as all costs (including fees, charges, and costs incurred before the Effective Date) in connection with the preparation, filing, prosecution, issuance, reissuance, reexamination, interference, and maintenance of all applications for patent or equivalent protection for the Patent Rights, UM Improvements, and/or Joint Improvements.

     2.15 "Patent Rights":

               (a) U.S. and foreign patent applications and patents listed in Exhibit A-1;

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               (b) U.S. and foreign patents issuing from the applications listed in Exhibit A-1, and from all divisions and continuations of these  applications;
               (c) Claims of U.S. and foreign continuation-in-part applications, and of the resulting patents, which are directed to subject matter specifically described in the U.S. and foreign applications listed in Exhibit A-1;
               (d) Claims of all foreign patent applications, and of the resulting patents, which are directed to subject matter specifically described in the U.S. patents and patent applications described in (a), (b), or (c), above; and
               (e) Any reissues, reexaminations and extensions, or the foreign equivalent of these, of U.S. and foreign patents described in (a), (b), (c), or
(d) above.

     2.16  "Progeny":   An  unmodified   descendant  from  biological   material
identified in Exhibit B such as virus from virus, cell from cell, or organism from organism.

     2.17 "Research Agreement": The research agreement executed between UM and CDI with an effective date of August 27, 1999.

     2.18 "Sublicensee": A person or entity, including an Affiliate, to which CDI transfers all or some of the Patent Rights.

     2.19 "Tangible Research Property": Biological material, devices, software, and other physical embodiments of Patent Rights listed in Exhibit B, and Progeny and Unmodified Derivatives.

     2.20 "Third Party": Any entity or person other than UM, CDI, an Affiliate or a Sublicensee.

     2.21 "UM Data": Information, including, without limitation, documents, drawings, models, designs, data, memoranda, tapes, records, formulae and algorithms, in hard copy form or in electronic form, made prior to the Effective Date which is directly related to Patent Rights in the Licensed Field and reasonably necessary for the practice of the Patent Rights by CDI or an Affiliate under this Agreement.

     2.22 "UM Improvement": An invention or discovery directly related to the Patent Rights in the Licensed Field, reasonably necessary for the practice of the Patent Rights by CDI or an Affiliate under this Agreement, which is or may be patentable or otherwise protected under law, made by one or more UM Personnel, or owned by UM.

     2.23 "UM Personnel": Inventors employed by UM, and students, trainees, and other persons using UM resources and subject to the UM patent policy.

     2.24 "UM Rights in Improvements": UM Improvements and UM's joint interest in Joint Improvements.

     2.25 "Unmodified Derivatives": Substances created by CDI, its Affiliates or Sublicensees which constitute unmodified functional subunits or products expressed by biological material identified in Exhibit B, e.g., subclones of unmodified cell lines, purified or fractionated subsets of biological material, proteins express by DNA/RNA supplied by UM, or monoclonal antibodies secreted by a hybridoma cell line.

                      ARTICLE 3 - GRANT OF LICENSE; OPTION

     3.01 "Subject to rights of the United States under grants to UM and pursuant to 35 U.S.C. Section 201 et seq. and all implementing regulations, and subject to Section 3.02, UM grants to CDI, and CDI accepts, an exclusive worldwide license under Patent Rights to make, have made, use,

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

lease, offer to sell, sell and import the Licensed Products within the Licensed Field for the term of this Agreement. This license includes the right to grant sublicenses constituent with this Agreement.

     3.02 UM specifically  reserves the rights:

               (a) to practice under the Patent Rights to make and use the Licensed Products on a royalty-free basis solely for research and education;
               (b) to provide information and material covered by the Patent Rights to universities, colleges and other research or educational institutions, but only for research and educational purposes and uses and not for any commercial purposes or uses;
               (c) to disseminate and publish the general scientific findings from research related to Patent Rights, provided that CDI has had the opportunity to review copies of all drafts relative to the use of Patent Rights within the Licensed Field prior to submission for publications, as set forth in
Section  7.05  below;  and
               (d) to license the Patent Rights for applications outside the Licensed Field.

     3.03 CDI may transfer its rights to an Affiliate consistent with this Agreement, provided CDI is responsible for the obligations of its Affiliate relevant to this Agreement, including the payment of royalties, whether or not paid to CDI by its Affiliate.

     3.04 CDI may grant sublicenses consistent with this Agreement, provided CDI is responsible for the obligations of its Sublicensees relevant to this Agreement as if the operations were carried out by CDI, including the payment of royalties, whether or not paid to CDI by its Affiliate.

     3.05 CDI will identify its Affiliates and its Sublicensees under this Agreement to UM by name, address and field of sublicense(both as to geography and subject matter), and will promptly provide to UM a copy of each sublicense and a copy of each agreement or document designating or establishing an Affiliate having the right to use the Patent Rights.

     3.06 The licenses granted under this Agreement do not confer any rights upon CDI by implication, estoppel, or otherwise as to any technology not specifically encompassed by Patent Rights, or any rights to use Patent Rights outside the Licensed Field. Joint Improvements and UM Improvements are not considered part of Patent Rights unless added to Exhibit A-1 by proper amendment of this Agreement.

     3.07 IF CDI intends to accept from Affiliates or Sublicensees anything of value in lieu of cash in consideration for any sublicense or other transfer of Patent Rights, CDI must first obtain UM's written approval.

     3.08 (a) UM Improvements are owned by UM. Joint Improvements are owned jointly by CDI and UM. CDI Improvements are owned by CDI, but CDI hereby grants to Um a non-exclusive, non-transferable, irrevocable, and royalty-free license to practice CDI Improvements in any field of use for research and education but not for commercial purposes.
          (b) Subject to rights of other parties sponsoring research at UM, CDI has a first option to enter into a license agreement with UM for UM Rights in Improvements, within the Licensed Field, so long as (i) this Agreement is in effect, (ii) CDI pays Patent Expenses for UM Rights in Improvements, and (iii) CDI has not notified UM that CDI declines to exercise its option. During the term of this option, UM Rights in Improvements will be subject to the same patent prosecution terms and conditions applicable to Patent Rights under
Article 7 of this Agreement. CDI is responsible for the filing, prosecution, and maintenance of patent applications for CDI Improvements unless CDI and UM Agree otherwise in writing.
          (c) CDI may exercise its option to UM Rights in Improvements by giving written notice to UM within 60 days after CDI receives written notice from UM of a UM Improvement or Joint Improvement in accordance with Section 3.08(e) below, or within 60 days after CDI gives

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written notice to UM of a Joint  Improvement in accordance  with Section 3.08(e)
below. CDI's exercise of the option initiates a negotiation period of 120 days. If the negotiation period ends and CDI and UM have not executed a license agreement or an amendment to Exhibit A-1 adding to Patent Rights all or a portion of UM Rights in Improvements, UM will be free to license to others all or the portion of UM Rights in Improvements that were not licensed to CDI.

          (d) The terms of any license to CDI for UM Rights in Improvements will include a reservation of a nonexclusive, non-transferable, irrevocable and royalty-free license to UM to practice UM Rights in Improvements in any field of use for research and education but not for commercial purposes.

          (e) UM will report promptly to CDI in writing each UM Improvement or Joint Improvement. CDI will report promptly to UM in writing each CDI Improvement or Joint Improvement. These reports will be in sufficient detail to determine inventorship. These reports will be treated as Confidential Information. Inventorship will be determined in accordance with the patent laws of the United States.

     3.09 (a) Subject to rights of the United States under grants to UM and pursuant to 35 U.S.C. Section 201 et seq. and all implementing regulations, and subject to the reservations of rights set forth in Section 3.02 as applied to Tangible Research Property, UM grants to CDI, and CDI accepts, an exclusive worldwide license to use Tangible Research Property to make, have made, use, lease, offer to sell, sell and import the Licensed Products within the Licensed Field for the term of this Agreement. This license includes the right to grant sublicenses consistent with this Agreement.
          (b) Promptly after signing this Agreement UM will make available to CDI the Tangible Research Property listed in Exhibit B. CDI, its Affiliates and Sublicensees may use the Tangible Research Property to develop and commercialize Licensed products but cannot use if for any other purpose, including, but not limited to research related to matters other than development of Licensed Products. UM retains title to all Tangible Research Property. CDI will protect the Tangible Research Property at least as well as it protects its own tangible research property and will take measures to protect the Tangible Research Property

                        ARTICLE 4 - CDI RESPONSIBILITIES

     4.01 (a) CDI will use its best efforts to bring one or more Licensed Products to market in each country in which Licensed Products are licensed through a businesslike program for exploitation of the Patent Rights within the Licensed Field. CDI's efforts must satisfy the following milestones:
          (b) CDI has delivered to Um prior to execution of this Agreement a proposed research and development plan (the "R&D Plan") reasonably acceptable to UM, showing the amount of money and time budgeted and planned for technical development of the Patent Rights. At a mutually agreed time but no later than 90 days prior to the expiration of the Research Agreement, CDI will deliver to UM a business plan (the "Business Plan") showing the amount of money, number and kind of personnel, and time budgeted and planned for each phase of development,
clinical  studies,  marketing,   manufacturing,  and  sublicensing  of  Licensed
Products.
          (c) CDI will provide quarterly written reports for the first 3 years after the Effective Date, and annual written reports thereafter, to UM on progress against the R&D Plan, including detailed technical information on the research and development activities related to the Licensed Products. After the Business Plan is submitted to UM, CDI will provide to UM semiannual written reports on progress against the Business Plan, including detailed information on commercialization efforts and marketing analyses.
          (d) CDI will notify UM of any changes in the R&D Plan or Business Plan within 30 days after the occurrence of, or recognition of the need for, the changes, whichever first occurs.
          (e) To the extent that the CDI's responsibility for any aspect of the R&D Plan or Business Plan is made the responsibility of an Affiliate or Sublicensee, CDI retains its obligations to UM as to this Article as if CDI is solely responsible for that aspect.

     4.02 CDI agrees that any CDI products embodying the Patent Rights or produced by CDI through the use of the Patent Rights for use or sale in the United States will be manufactured substantially in the United States.

     4.03 The use and disclosure of technical information acquired pursuant to this Agreement and the exercise of Patent Rights granted by this Agreement are subject to the export, assets, and financial control regulations of the United States of America, including, but not limiting, restrictions under regulations of the United States that may be applicable to direct or indirect re-exportation of such technical information or of equipment, products, or services directly produced by use of such technical information. CDI is responsible for taking any steps necessary to comply with such regulations.

     4.04 CDI will ensure that "Patent Pending" or the Patent Rights patent number of both appears on all Licensed Products, their labels or their packaging.


                            ARTICLE 5 - CONSIDERATION

     In consideration of the license granted to CDI:

     5.01 Subject to Sections 5.04, 5.05, and 5.06, CDI and its Affiliates will pay to UM a running royalty on Net Sales of Licensed Products covered by Patent Rights as described in Exhibit A-2. Running royalty payments are due within 30 days after the close of each calendar quarter, along with a statement as set forth in Section 9.02. If no running royalty is due for any quarter, CDI will send a statement to such effect to UM. With respect to sales of Licensed Products between CDI and its Affiliates or Sublicensees for subsequent resale, no royalty will be due on the sales to Affiliates or Sublicensees, but royalty will be calculated and paid on the resale of the Licensed Product.

     5.02 Beginning 24 months after the Effective Date of this Agreement, CDI will pay UM minimum annual royalties at the end of each 1 year period after the Effective date ("Royalty Year") if the aggregate of all running royalties due for the Royalty Year is less than the minimum annual royalty amounts set forth below:

         First and second Royalty Years:                              $0
         At the end of the third Royalty Year:                        $2,500
         At the end of the fourth Royalty Year:                       $2,750
         At the end of the fifth Royalty Year:                        $3,025
         At the end of the sixth Royalty Year:                        $3,330
         At the end of the seventh Royalty Year:                      $3,660
         At the end of the eighth and each subsequent Royalty Year:   $4,000

         CDI will pay the minimum annual royalties to UM within 60 days after the end of each Royalty Year. CDI may credit any running royalties due and paid for sales made in that year against the minimum annual royalty due for that year.

     5.03 (a) CDI and its Affiliates will pay running royalties on a country by country basis as provided in Section 5.01, or as applicable Section 5.06, for Net Sales in each country of Licensed Products covered under Patent Rights in that country, until disallowance, expiration or invalidation of all claims in the Patent Rights of that country that cover the Licensed Products.
          (b) Except as provided in Section 11.01, on a country by country basis, if a claim of any patent comprising the Patent Rights is invalidated by a court of competent jurisdiction from which no appeal is taken, or from which no further appeal can be taken, UM agrees that it will not terminate this Agreement but will terminate on the future obligations of CDI pursuant to Article 5


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

with respect to Licensed Products made under the invalidated claim(s) and not covered by other claim(s) of the Patent Rights.

     5.04 For Licensed Products sold by a Sublicensee that is not an Affiliate, CDI will pay to UM:

          (a)  2%  running  royalty  on  Sublicensee's  Net  Sales  of  Licensed
Products;
          (b) 50% of all licensing, up-front, milestone or other payments received by CDI from the Sublicensee and in consideration of its rights as Sublicensee; and
          (c) 50% of the fair market value of noncash consideration received by CDI under the Sublicensee's license agreement. Noncash consideration may be accepted by CDI only with UM's prior written approval. If a Sublicense Agreement provides fair market value in cash or non-cash consideration for the Sublicensee's use of Patent Rights and, in addition, provides that CDI will receive other funds for separate consideration (e.g., payment for CDI research, or for the purchase of CDI stock at market price), no royalty is due with respect to the Sublicensee's payment of such other funds.

     5.05 In the event that CDI or an Affiliate or Sublicensee is required to license one or more technologies of a Third party in order to make, have made, use, lease, offer to sell, sell or import Licensed Products or to practice of otherwise make use of the Patent Rights, and is required to pay a royalty to one or more Third Parties, CDI or its Affiliate may deduct from royalties due to UM 50% of the royalty paid to the Third Party (ies), but in no event may the royalties due to UM be reduced by more than 50% as a result of licenses from Third Parties.

     5.06 (a) Royalty upon CP Net Sales is payable by CDI and its Affiliates and Sublicensees as stated in this Section 5.06.
          (i) If a Combination Product is sold by CDI or its Affiliates, CDP Net Sales will be excluded from Net Sales for purposes of determining the running royalty payable under Section 5.01. The royalty rate on CP Net Sales by CDI or its Affiliates will be determined by multiplying the royalty rate under Section
5.01 of this  Agreement:
          (ii) by the fraction A/[A+B] where A is the invoiced sales price of the Licensed Product(s) in the Combination Product if the Licensed Product(s) is sold separately, and B is the total invoiced sales price of any other active component(s) in the Combination Product, if such active component(s) is sold separately; or
          (iii) if, on a country by country basis, the Licensed Product(s) in the Combination Product and the other active component(s) in the Combination Product are not sold separately in a country, by the fraction C/[C+D] where C is the CDI's total actual cost of the Licensed Product(s) at the point of formulation into the Combination Product and D is the CDI's actual total cost of the other active component(s) in the Combination Product at the point of formulation into the Combination Product.

     5.07 (a) No multiple fees are payable because any Licensed Product, its manufacture, use, sale, or lease is or will be covered by more than one patent application or patent licensed under this Agreement as part of Patent Rights.
          (b) The aggregate reduction of royalties on Net Sales as a result of applicability of Sections 5.04, 5.05, and 5.06 will not exceed 50% of royalties as calculated with no reduction of royalties on Net Sales as permitted by these Sections.

     5.08 (a) Royalties are payable from the country in which they are earned and are subject to foreign exchange regulations then prevailing in the country. Royalty payments much be paid to UM in United States Dollars by check(s) drawn to the order of UM or by electronic funds transfers to an account designated by UM. To the extent sales may have been made by CDI, its Affiliates or Sublicensees in a foreign country, those royalties will be determined first in the currency of the country in which the royalties are earned, or in the euro if royalties are earned in a country using that currency, and then converted to their equivalent in United States Dollars. The buying rates of exchange for converting the currencies involved into the currency of the United States quoted by the Morgan Guaranty Trust Company of New York, New York, averaged on the last business day of each of 3 consecutive calendar months constituting the calendar quarter in which the royalties were earned, will be used to determine any such conversion. CDI will bear any loss of exchange or value or pay any expenses incurred in the transfer or conversion to U.S. dollars.
          (b) To the extent that statues, laws, codes, or government regulations( including currency exchange regulations) prevent or limit royalty payments by CDI, its Affiliates, or its Sublicensees with respect to Net Sales received in any country, CDI will render to UM annual reports of sales of Licensed Products in such country. All monies due and owing UM as provided in the annual reports at UM's option (1) will be deposited promptly by CDI, its Affiliates or its Sublicensees, as the case may be, in a local bank in such country in an account to be designated by UM in writing, or (2) will be paid promptly to UM or deposited in its account, as directed in writing by UM in any other country where the payment or deposit is lawful under the currency restrictions.

     5.09 With respect to sales of Licensed Products by CDI to Sublicensees or Affiliates or sales made I other than an arm's length transaction, the selling price of Licensed Products is deemed to be the selling price that would have been received in an arm's length transaction, based on sales of products of similar quantity and quality on or about the time of such transaction, or, in the absence of such sales, based upon reasonable practices in CDI's industry.

     5.10 Interest is due on any payments to Um required by an Section of this agreement that are more than 30 days late. The interest rate is 10% simple interest per annum.

     5.11 If Joint Improvements and/or Um Improvements are added to patent Rights by amendment of Exhibit A01, the amendment will specify whether and how the terms of Sections 5.01 to 5.06 are applied to the Patent Rights. There is no presumption that Joint Improvements or UM Improvements will be licensed upon the terms and conditions originally provided in those Sections.

                                ARTICLE 6 - DATA

     6.01 CDI Data is owned by CDI. Joint Data is owned jointly by CDI and UM. UM Data is owned by UM.

     6.02 To the extent permitted by law, UM will keep CDI Data and Joint Data confidential in accordance with Article 8, and CDI will keep UM Data and Joint Data confidential in accordance with Article 8. Any information that would identify human research subjects or patients will be maintained confidentially by UM and CDI to the extent permitted by law.

     6.03 While this Agreement is in effect and CDI is pursuing commercialization efforts, CDI will have the right to use UM Data and Joint Data in and for regulatory filings on behalf of CDI or its Affiliates, and UM will have the right to use CDI Data and Joint Data for research purposes. If this Agreement is terminated or if CDI abandons its commercialization efforts, UM will have the exclusive right to use UM Data and Joint Data for research purposes, and for regulatory filings related to Patent Rights, and to authorize others to do so.

                 ARTICLE 7 - PATENT PROSECUTION AND PUBLICATIONS

     7.01 (a) UM is responsible for filing any patent applications for the Patent Rights, UM Improvements, and Joint Improvements. The scope of coverage within Patent Rights, UM Improvements, or Joint Improvements will not be significantly modified by UM without prior review by CDI, but any modification will not require the approval of CDI, and CDI will not control the prosecution of applications for patents for Patent Rights UM Improvements, and Joint Improvements.

          (b) CDI may approve outside patent counsel chosen by UM, which approval must not be withheld or delayed unreasonably.

     7.02 (a) CDI will pay $7,000 to UM on the Effective Date to reimburse UM for Patent Expenses incurred prior to the Effective Date. UM will invoice CDI for Patent Expenses incurred by UM after the Effective Date with respect to U.S. patents and patent applications. CDI will pay the invoice in full to UM within 30 days after the date of UM's invoice. CDI's failure to pay an invoice on time will result in interest charges in accordance with Section 5.10. With respect to the filing and prosecution of foreign patent applications specified by CDI in accordance with Section 7.04, CDI will pre-pay or directly pay such foreign Patent Expenses, at UM's option.
          (b) If CDI does not license UM Improvements or UM's rights in Joint Improvements, CDI will have no obligation to pay Patent Expenses related to the UM Improvements or Joint Improvement incurred by UM for patent filing and prosecution activities occurring more than 60 days after CDI's option is terminated or expires as provided in Section 3.08. UM will act in good faith to minimize the Patent Expenses incurred between receipt of notice and the end of the 60 day period.
          (c) If this Agreement is terminated for any reason other than expiration in accordance with Section 11.01, CDI will have no obligation to pay Patent Expenses related to Patent Rights or UM Rights in Improvements incurred by UM for patent filing and prosecution activities occurring more than 60 days after termination. UM will act in good faith to minimize the Patent Expenses incurred between receipt of notice of termination and the end of the 60 day period.

     7.03 CDI and UM will cooperate to limit the Patent Expenses while ensuring that the Patent Rights cover all items of commercial interest and importance. UM is solely responsible for making decisions regarding scope and content of U.S. and foreign applications to be filed under Patent Rights and prosecution of the applications. UM will give CDI reasonable opportunity to advise UM. CDI will cooperate with UM in the prosecution, filing, and maintenance of any patent applications. UM will advise CDI promptly as to all material developments with respect to the applications. Copies of all papers received and filed in connection with prosecution of applications will be provided promptly to CDI and enable it to advise UM thereon, but only as to those countries designated by CDI pursuant to Section 7.04.

     7.04 (a) UM has filed or will file patent applications for Inventions and UM Rights in Improvements in Japan, Canada, and the European Community, and additional countries specified by CDI in accordance with this section. CDI will specify in writing to UM the additional foreign countries in which patent applications are to be filed and prosecuted. UM will cause foreign filings to be made by UM's patent counsel, subject to CDI's payment of Patent Expenses as set forth in Section 7.02. Upon not less than 60 days notice to UM, CDI may elect to discontinue support for Patent Expenses in any country other than the United State, Japan, Canada and the European Community. CDI will be responsible for reasonable Patent Expenses incurred in that 60 day period with respect to the country or countries where CDI is ceasing support. From and after UM's receipt of CDI's notice, CDI's rights in Patent Rights and UM's Rights in Improvements will terminate with respect to the country or countries where CDI is ceasing support, and CDI will execute such documents as reasonably may be requested by UM to confirm termination of CDI's rights.
          (b) UM may elect to file and prosecute patent applications, solely at its own expense, in foreign countries not listed in Section 7.04(a) or not specified by CDI. If UM so elects, CDI will have no right to approve UM's patent counsel, no license tights with respect to patent Rights, and no option rights with respect to UM Rights in Improvements in those countries.

     7.05 In order to safeguard Patent Rights and UM Rights in Improvements, UM will not disseminate or publish any results or otherwise publicly disclose the results of research performed by Inventor(s) relating to the Patent Rights with the Licensed Field and subject to the license(s) or option granted to CDI under this Agreement unless any materials containing those results are first submitted to CDI for review, comment, and consideration of appropriate patent action. UM will submit such materials relating to a planned written publication or other public disclosure to CDI for review at least 30 days prior to the date of the planned submission for written publication. CDI will advise UM within 30 days after receipt of the materials whether patent applications should be filed in connection with obtaining or maintaining Patent Rights related to the materials submitted by UM. Written publication or public disclosure by UM will be deferred up to a maximum of 90 days after the date CDI received the materials to enable UM to file, at CDI's expense, any patent applications recommended by CDI.

                           ARTICLE 8 - CONFIDENTIALITY

     8.01 (a) It may be necessary for either party to disclose to the other certain Confidential Information. Disclosures by UM are deemed to refer to disclosures by any UM Personnel. Disclosures by CDI are deemed to refer to disclosures by CDI officers, directors, employees or agents. Confidential Information may be disclosed only in accordance with the following provisions:
          (b) Except as hereafter specifically authorized in writing by the disclosing party, the receiving party will not, for a period of 5 years after the date of receipt of Confidential Information, disclose or use the Confidential Information.
          (c)(1) These obligations of non-disclosure and nonuse do not apply to any Confidential Information with the receiving party can demonstrate by reliable written evidence:
               (i)  was  generally  available  to  the  public  at the  time  of disclosure to the receiving party; or
               (ii) was already in the possession of the receiving  party at the time of the disclosure, other than pursuant to a confidential disclosure agreement between the parties and not due to any unauthorized act by the receiving party; or
               (iii)was   developed  by  the   receiving   party  prior  to  the
                    disclosure; or
               (iv) the receiving party is required by law to disclose.
          (c)(2) These obligations of non-disclosure and nonuse will not continue to apply to any Confidential Information which the receiving party can demonstrate by reliable written evidence:
               (i)  has become  generally  available  to the  public  other than through a breach of this Agreement by the receiving party after disclosure;
               (ii) has   been   acquired   by   the   receiving   party   on  a
                    nonconfidential basis from any third party having a lawful right to disclose it to the receiving party; or
               (iii)corresponds to information  developed by the receiving party independent of and with no reliance upon the disclosing party's Confidential Information.
          (d) Each party will use that level of care to prevent the use or disclosure of the other party's Confidential Information as it exercised in protecting it own Confidential Information.
          (e) All Confidential Information will be clearly marked as confidential by the disclosing party and, if not in written or tangible form when disclosed, will be indicated as confidential upon disclosure and the summarized in writing and so marked as confidential within 30 days after disclosure to the receiving party.
          (f) Notwithstanding the foregoing, CDI, it Affiliates and its Sublicensees are permitted to disclose and use the Confidential Information tot he extent reasonably necessary to exercise CDI's license to sublicenses hereunder, provided that any disclosure is made subject to confidentiality restrictions consistent with those accepted by CDI in this Agreement.
          (g) UM is an educational institution with standards and practices for protection of Confidential Information which differ from CDI's standards and practices. By this Agreement UM undertakes to use reasonable efforts to protect the confidentiality of CDI's Confidential Information. CDI agrees that, provided such efforts are made, it will not seek to hold UM or UM Personnel liable in the event of disclosure of CDI's Confidential Information.

          (h) The records of UM are subject to the Maryland Access to Public Records Act. CDI asserts that any Confidential Information of CDI provided to UM under this Agreement is confidential, proprietary, and trade secret information, not subject to disclosure under Maryland's Access to Public Records Lay. UM agrees to assert this position in response to any request for public information applicable to CDI's Confidential Information, and to promptly notify CDI upon receipt of requests for this information. The Maryland Access to Public Records Act is at Title 10, Subtitle 6, Part III, State Government Article, Annotated Code of Maryland.
          (i) Upon termination of this Agreement for any reason other than those set forth in Section 11.01 or a material breach by UM, CDI will return to UM all material provided to CDI which is Confidential Information of UM, together with all copies and other forms of reproduction, except that a single archive copy may be kept in CDI's legal files. Each party agrees that termination of this Agreement does not alter the 5 year obligation of confidentiality set forth in
Section 8.01(b).
          (j) This Agreement is a public record of UM. Reports to UM as provided in Article 9 are public records of UM.

                       ARTICLE 9 - REPORTS AND ACCOUNTING

     9.01 During the term of this Agreement and for 5 years after its termination, CDI will keep, and require each Affiliate and Sublicensee to keep, complete, true, and accurate records containing all the particulars that may be necessary to enable royalties payable to UM to be determined, and permit these records to be inspected at any time during regular business hours, upon reasonable notice, by an independent auditor appointed by UM for this purpose and acceptable to CDI who will report to UM only the amount of royalty payable under this Agreement. This audit will be at UM's expense unless the audit show an underpayment in amounts due to UM in relation to amounts paid to UM by 5% or more for any quarter (as defined in Section 9.02) subject to audit, in which case the audit expense will be borne by CDI.

     9.02 Within 30 days after each quarter ending March 31, June 30, September 30 and December 31,CDI will deliver to UM a true and accurate report giving particulars of the business conducted by CDI, its Affiliates and its Sublicensees, if any, in the preceding quarter that are pertinent to any accounting for royalty or other payments under this Agreement. These reports will be certified as correct by an authorized officer of CDI and will include at lease the following information for the quarter.
          (a) number of Licensed Products manufactured and sold by CDI and by each Affiliate and each Sublicensee;
          (b) total billings for Licensed Products sold by CDI and by each Affiliate and by each Sublicensee;
          (c)  accounting for all License Products used or sold;
          (d)  deductions as provided in Section 2.13; and
          (e)  names and addressed of all Affiliates and Sublicensees of CDI.

     9.03 With each report submitted in accordance with Section 9.02, CDI must pay to UM the royalties due and payable under this Agreement for the royalty period covered by the report. If no royalties are due, CDI will so report.

     9.04 UM is a unit of the government of the State of Maryland. Where CDI, an Affiliate or a Sublicensee is required to report and withhold for taxation revenues paid to UM as licensor, CDI, the Affiliate or the Sublicensee will assert that UM is exempt from the tax by virtue of its governmental status. If the CDI, Affiliate, or Sublicensee nevertheless is required to withholder tax, any tax required to be withheld will be paid promptly by CDI or its Affiliates and its Sublicensees for and on behalf of UM to the appropriate governmental authority, and CDI will furnish UM with proof of payment of the tax together with official or other appropriate evidence issued by the competent governmental authority sufficient to enable UM to support a clam for tax credit or refund with respect to any sum so withheld. Any tax required to be withheld on payments by CDI to UM will be an expense of and be borne solely by UM, and CDI's royalty payment(s) to UM following the withholding of the tax will be decreased by the amount of such tax withholding. CDI will cooperate with UM in the event UM elects to seek, at its own expense, administrative or judicial determination of tax exemption.

     9.05 During the implementation of the R&D Plan and Business Plan described in Section 4.01, CDI will furnish copies of all correspondence to and from any pertinent U.S. regulatory agency and any foreign equivalent promptly upon receipt thereof.

     9.06 CDI will report to UM the date of the First Commercial Sale within 30 days after occurrence.

                            ARTICLE 10 - INFRINGEMENT

     10.01 UM and CDI agree to notify each other promptly of each infringement or possible infringement of the Patent Rights of which either party becomes aware.

     10.02 CDI may (a) bring suit in its own name, at its own expense, and on its own behalf for infringement of presumably valid claims in the Patent Rights licensed to CDI; (b) in any such suit, enjoin infringement and collect for its use damages, profits, and awards of whatever nature recoverable for such infringement; and (c) settle any claim or suit for infringement of the Patent Rights. CDI may not compel UM to initiate or join in any such suit for patent infringement. CDI may request UM to initiate or join in any such suit if necessary to avoid dismissal of the suit. If UM is made a party to any such suit, CDI will reimburse and indemnify UM for any costs, expenses, or fees which UM incurs as a result of UM's joinder. In all cases, CDI agrees to keep UM reasonably apprised of the status and progress of any litigation.

     10.03 If a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights is brought against CDI or raised by way of counterclaim or affirmative defense in an infringement suit brought by CDI under Section 10.02, CDI may (a) defend the suit in its own name, at its own expense, and on its own behalf for presumably valid claims in the Patent Rights;
(b) in any such suit, ultimately enjoin infringement and collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and (c) settle any claim or suit for declaratory judgment involving the Patent Rights. CDI may not compel UM to initiate or join in any such suit for patent infringement. CDI may request UM to initiate or join in any such suit if necessary to avoid dismissal of the suit. If UM is made a party to any such suit, CDI will reimburse and indemnify UM for any costs, expenses, or fees which UM incurs as a result of UM's joinder. In all cases, CDI agrees to keep UM reasonably apprised of the status and progress of any litigation.

     10.04 CDI will not settle any action described in Section 10.02 or 10.03 without first obtaining the consent of UM, which consent will not be withheld or delayed unreasonably. In any action under Sections 10.02 or 10.03, the expenses of CDI and UM, including costs, fees, attorney fees, and disbursement, will be paid by CDI. Up to 50% of such expenses may be credited against the running royalties payable to UM under Article 5 under the Patent Rights in the country in which such suit is filed. If 50% of such expenses exceed the amount of running royalties payable by CDI in any royalty year, the expenses in excess may be carried over as a credit on the same basis in succeeding royalty years. Any recovery of compensatory damages made by CDI, through court judgment or settlement, will be treated as Net Sales and royalties will be paid by CDI to UM in accordance with Article 5. Any other recovery made by CDI, through court judgment or settlement, first will be applied to reimburse UM for running royalties withheld as a credit against litigation expenses and then to reimburse CDI for its litigation expense. Any remaining recoveries will be shared equally by CDI and UM.

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

     10.05 UM will cooperate fully with CDI in connection with any action under Sections 10.02 or 10.03. UM agrees to provide prompt access to all necessary documents and to render reasonable assistance in response to requests by CDI.

     10.06 UM has a continuing right to intervene in a suit initiated by CDI under Section 10.02 or in a declaratory judgment action involving the Patent Rights brought against CDI under Section 10.03. In either case, if UM chooses to intervene, UM will be responsible for its litigation expenses and will be entitled to all recoveries which it obtains for itself as a result of its intervention.

     10.07 If CDI  desires  to  initiate a suit for  patent  infringement  under
Section 10.02, CDI will notify UM in writing within 90 days after giving or receiving notice of infringement under Section 10.01. If CDI fails to notify UM of its intent to initiate suit within the 90 day period or if CDI notifies UM that it does not intend to initiate suit, UM may initiate suit at its own expense. In such case, UM is entitled to all recoveries from such action.

     10.08 If a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights is brought against CDI or raised by way of counterclaim or affirmative defense in an infringement suit brought by CDI as described in Section 10.02, CDI will notify UM whether CDI intends to respond in opposition to such legal action within 10 days after CDI's receipt of notice of the filing of such action. If CDI fails to notify UM of its intent to respond in opposition to such legal action within the 10 day period, or if CDI notifies UM that it does not intend to oppose the action, UM may respond to the legal action at UM's expense. In such case, UM is entitled to all recoveries from such action.

     10.09 CDI will cooperate fully with UM in connection with any action described in Sections 10.07 or 10.08. CDI agrees to provide prompt access to all necessary documents and to render reasonable assistance in response to requests by UM.

                        ARTICLE 11 - TERM AND TERMINATION

     11.01 Unless sooner terminated in accordance with any of the succeeding provisions of this Article 11, this Agreement will continue in full force and effect until the disallowance, expiration, or invalidation of the last patent right anywhere which is licensed under this Agreement.

     11.02 Should CDI fail to pay UM any sum due and payable under this Agreement, UM may terminate this Agreement on 30 days written notice, unless CDI pays UM within the 30 day period all delinquent sums together with interest due and unpaid. Upon expiration of the 30 day period, if CDI has not paid all sums and interest due and payable, the rights, privileges, and licenses granted under this Agreement terminate.

     11.03 Prior to the First Commercial Sale of a Licensed Product to a Third Party, CDI is considered diligent with regard to development of a Licensed Product as long so as CDI updates and reports progress against the R&D Plan and Business Plan described in Section 4.01 and as long as CDI: continues to provide the necessary financial and other resources which are required to maintain progress in accomplishing the R&D Plan, as it relates to Licensed Products; and, conducts or enables others to conduct the activities required to maintain scheduled progress in accomplishing the Business Plan, as it relates to Licensed Products.

     11.04 If UM declares CDI not diligent in development or sales of Licensed Product based upon the criteria set forth in Section 11.03, then UM may terminate this Agreement upon 30 days written notice. The withholding by a regulatory agency of marketing approval in spite of CDI's diligent effort to obtain such approval may not be the basis for UM to declare CDI not diligent.

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

     11.05 Except as set forth in Sections 11.02 and 11.04, in the event that any provision of this Agreement is breached by CDI, any Affiliate or any Sublicense, UM may terminate this Agreement and any sublicenses granted hereunder upon 90 days written notice to CDI. However, if the breach is corrected within the 90 day period and UM is reimbursed for all damages directly resulting from the breach, this Agreement and any sublicenses will continue in full force and effect and UM will so notify CDI in writing.

     11.06 If CDI fails to pay UM any sum due and payable under the Research Agreement (as defined in Section 2.17), UM may terminate this Agreement upon 10 days written notice to CDI, unless CDI pays all delinquent sums (including interest) to UM within the 10 day period. If CDI otherwise breaches the terms and conditions of the Research Agreement, UM may terminate this Agreement and any sublicenses granted hereunder upon 60 days written notice to CDI. However, if CDI corrects the breach within the 60 day period and UM is reimbursed for all damages directly resulting from the breach, this Agreement and any sublicenses will continue in full force and effect and UM will so notify CDI in writing. If CDI terminates the Research Agreement early for any reason other than a breach by UM, UM may terminate this Agreement and any sublicenses granted hereunder upon 60 days written notice to CDI.

     11.07 CDI may terminate this Agreement at any time by giving UM 90 days written notice of termination, and upon payment to UM of all payments maturing through the effective date of the termination.

     11.08 Termination does not relieve either party of any obligation for payment and reporting which arises before termination including obligations under Articles 5 and 9. Article 8 and Section 9.01 will survive termination and terminate in accordance with their terms. Articles 5, 10, 15, 16, 17, and 18 and Sections 11.09, 11.10, 11.11, 11.12, 11.13, and 19.02 will survive termination.
Other sections of this Agreement will be effective after termination where that intent is clear from the content of those sections.

     11.09 Upon termination of this Agreement for any reason, any Sublicensee not in default may seek a license from UM.

     11.10 Upon and effective as of the date of termination of this Agreement, CDI, upon UM's request, will transfer to UM a non-exclusive, non-transferrable, irrevocable and royalty-free license with the right to sublicense others with respect to CDI's interest in CDI Improvements and Joint Improvements to practice the CDI Improvements and Joint Improvements in any field of use for research and education but not for commercial purposes.

     11.11 Upon and effective as of the date of the termination of this Agreement for any reason, CDI, upon UM's request, will grant to UM any and all rights to trademarks and tradenames associated only with Licensed Products. Any written document(s) necessary to accomplish a transfer of these rights will be executed by CDI and delivered to UM within 30 days after CDI's receipt of UM's request.

     11.12 Upon termination of this Agreement for any reason, at UM's request, CDI will provide UM with a copy of CDI Data and Joint Data.

     11.13 Upon the termination of all or part of the Patent Rights and at UM's request, CDI will execute a document acknowledging the rights that have terminated.

                           ARTICLE 12 - ASSIGNABILITY

     12.01 CDI may assign this Agreement to an Affiliate or to a successor to all or substantially all of CDI's assets or business to which this Agreement relates. CDI may not otherwise assign or transfer this Agreement without the prior written consent of UM, which will not be unreasonably withheld.

     12.02 UM may assign this Agreement to a successor-in-interest but UM may not otherwise assign or transfer this Agreement without the prior written consent of CDI, which will not be unreasonably withheld.

                       ARTICLE 13 - APPLICABLE LAW; WAIVER

     13.01 This Agreement is made and construed in accordance with the laws of the State of Maryland without regard to choice of law issues, except that all questions concerning the construction or effects of patents will be decided in accordance with the laws of the country in which the particular patent concerned has been granted.

     13.02 CDI submits itself to the jurisdiction of the State courts of the State of Maryland and Federal courts within the State of Maryland for purposes of any suit relating to this Agreement, and further agrees that any action against UM relating to this Agreement will be initiated by CDI only in a court of competent jurisdiction in Baltimore City or Baltimore County, Maryland.

     13.03 UM and CDI waiver their rights to trial by jury as to any litigation relating to this Agreement.

                   ARTICLE 14 - INTEGRATION AND INTERPRETATION

     14.01 This Agreement, together with any Exhibits, specifically referenced and attached, embodies the entire understanding between CDI and UM. There are no contracts, understandings, conditions, warranties or representations, oral or written, express or implied, with reference to the subject matter hereof which are not merged herein.

     14.02 This Agreement is negotiated as an arm's-length business transaction. Draftsmanship will not be taken into account in construing the Agreement.

     14.03 If any condition or provision in any Article of this Agreement is held to be invalid or illegal or contrary to public policy by a court of competent jurisdiction from which there is no appeal, this Agreement will be construed as though the provision or condition did not appear. The remaining provisions of this Agreement will continue in full force and effect.

                   ARTICLE 15 - REPRESENTATIONS AND WARRANTIES

     15.01 UM hereby represents that to the knowledge of the executing UM officer, as of the date of execution by the officer, (a) as confirmed by assignments from UM Personnel who are known to be Inventors, UM has full right, title and interest in and to the Patent Rights identified in Exhibit A-1 (subject to any rights of the United States under grants to UM and pursuant to 35 U.S.C. Section 201 et seq. and all implementing regulations); (b) the Patent Rights identified in Exhibit A-1 are not the subject matter of any currently pending litigation involving UM, and UM has not been informed of any related litigation contemplated either by UM or any Third Party; and (c) UM is unaware that any person disputes inventorship or ownership of Patent Rights as described in this Agreement. UM warrants that the officer of UM executing this Agreement is authorized to do so on behalf of UM. UM EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND PATENT VALIDITY, WITH RESPECT TO PATENT RIGHTS AND TANGIBLE RESEARCH PROPERTY.

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     15.02 CDI hereby represents and warrants to UM that: (a) CDI has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement; (b) the execution, delivery and performance by CDI of this Agreement do not contravene or constitute a default under any provision or applicable law or of any agreement, judgment, injunction, order, decree, or other instrument binding upon CDI.

               ARTICLE 16 - CLAIMS, INDEMNIFICATION AND INSURANCE

     16.01 UM and its officers and employees acting within the scope of their employment by UM are subject to the Maryland Tort Claims Act ("the Act"), Title 12, Subtitle 1, State Government Article, Annotated Code of Maryland, which permits claims in tort against the State of Maryland under certain circumstances. In order to file a claim under the Act, CDI must submit a written claim to the Treasurer of the State of Maryland or a designee of that office within one year after the injury to the person or property that is the basis of the claim.

     16.02 CDI warrants and represents that it maintains comprehensive liability and property damage insurance coverage for itself, its officers, employees and agents, in the following minimum amounts per policy period:

          (a)  Comprehensive   liability  (bodily  injury  and  loss  of  life):
               $1,000,000 per claim; $2,000,000 aggregate;
          (b)  Property damage: $50,000 per claim; $2,000,000 aggregate.

CDI warrants that its liability insurance covers contractually assumed liabilities referred to in Section 16.03, and agree to maintain such coverage throughout the term of this Agreement. A certificate evidencing required insurance coverage will be delivered to UM at or before execution of this Agreement. CDI also warrants that its comprehensive liability insurance is an occurrence policy, or if it is a claims made policy, CDI will purchase extended reporting insurance.

CDI warrants that it will put in place a product liability policy, having liability limits of at least $1,000,000 per claim and $2,000,000 aggregate, prior to the introduction of commercial product in the marketplace.

     16.03 CDI will defend, indemnify, and hold harmless UM Personnel and UM, the University System of Maryland, the State of Maryland, and their regents, officers, employees, students, and agents (each individually a "UM Party" and all, collectively "UM Parties") against any and all claims, costs or liabilities, including attorney's fees and court costs at trial and appellate levels, for any loss, damage, personal injury, or loss of life, (a) caused by the actions of CDI, its Affiliates or Sublicensees, or their officers, servants, or agents, or Third Parties acting on behalf of or under authorization from CDI, its Affiliates or Sublicensees in the performance of this Agreement; (b) arising out of use by CDI, its Affiliates or Sublicensees or their officers, servants, or agents, or by any Third Party acting on behalf of or under authorization from CDI, its Affiliates or Sublicensees, of products or processes (including licensed Patent Rights) pursuant to this Agreement; or (c) arising out of use, by UM or its employees or students, of products, processes, or protocols developed by CDI, its Affiliates or Sublicensees or their officers, servants, or agents, or by Third Parties acting on behalf of or under authorization from CDI, its affiliates or Sublicensees. CDI's agreement to defend, indemnify and hold harmless the UM Parties is conditioned upon (a) UM promptly notifying CDI in writing after UM receives notice of any claim, and (b) UM and any UM Party seeking indemnification fully cooperating with CDI in the defense of any such claim. CDI's agreement to defend, indemnify and hold harmless a UM Party will not apply to any claim, cost, or liability attributable solely to the negligent act or willful misconduct of that UM Party.

     16.04 UM and CDI further agree that nothing in this Agreement will be interpreted as: (a) a denial to either party of any remedy or defense available to it under the laws of the State of Maryland; (b) the consent of the State of Maryland or its agents and agencies to be sued; or (c) a

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waiver of sovereign immunity or any other governmental  immunity of the State of
Maryland and UM beyond the extent of any waiver provided by law.

                  ARTICLE 17 - CONSENT REQUIRED FOR ADVERTISING

     17.01 Neither party will use the name of the other or any of its employees or personnel, or any adaptation thereof, in any advertising, promotional, or sales literature without prior written consent obtained from the other party. Either party may publicize the fact that the parties have made this Agreement.

                         ARTICLE 18 - DISPUTE RESOLUTION

     18.01 If a dispute between the parties related to this Agreement arises, either party, by notice to the other party, may have the dispute referred to the parties' respective officers designated below, or their successors, for attempted resolution by good faith negotiations within 30 days after the notice is received. The designated officers are as follows:

For CDI: President
For UM:  Vice President, Academic Affairs

     In the event the designated officers are not able to resolve the dispute within this 30-day period, or any agreed extension, they will confer in good faith with respect to the possibility of resolving the matter through mediation with a mutually acceptable Third Party or a national mediation organization. The parties agree that they will participate in any mediation sessions in good faith in an effort to resolve the dispute in an informal and inexpensive manner. All expenses of the mediator will be shared equally by the parties. Any applicable statute of limitations will be tolled during the pendency of the dispute resolution process initiated under this Agreement. Evidence of anything said or any admission made in the course of any mediation will not be admissible in evidence in any civil action between the parties. In addition, no documents prepared for the purpose of, or in the course of, or pursuant to, the mediation, or copy thereof, will be admissible in evidence in any civil action between the parties. However, the admissibility of evidence will not be limited if all parties who participated in the mediation consent to disclosure of the evidence.

                           ARTICLE 19 - MISCELLANEOUS

     19.01 No license or right is granted by implication or otherwise with respect to any patent application or patent owned by either party, unless specifically set forth in this Agreement.

     19.02 CDI will not knowingly employ or compensate, directly or indirectly, any person working in the Licensed Field, or involved in negotiating this Agreement on behalf of UM, while the person is employed by UM or for 2 years thereafter, unless UM provides CDI with prior written consent of the UM President to the employment or compensation by CDI. "Compensation" includes but is not limited to: stock option or stock purchase agreements, consulting agreements, any other form of agreement executed between a UM employee and CDI, and cash payments. "Employment" includes both uncompensated and compensated service to CDI. The Maryland Public Ethics Law, Title 15, State Government Article, Annotated Code of Maryland, may apply to a decision by the UM President in regard to such matter.

     19.03 CDI will provide written notice to UM prior to the filing of a petition in bankruptcy if CDI intends to file a voluntary petition, or, if known by CDI through statements or letters from a creditor or otherwise, if a Third Party intends to file an involuntary petition in bankruptcy against CDI. Notice will be given 90 days before the planned filing or, if such notice is not feasible, as soon as CDI is aware of the planned filing. CDI's failure to perform this obligation is deemed to be a material pre-petition incurable default and breach under this Agreement.

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

     19.04 CDI, at CDI's expense and with the consent of UM, will offer to use UM or the University of Maryland Medical System as a beta test site for any clinical trials undertaken in the Licensed Field during the term of this Agreement, subject to agreement on terms and conditions, including compensation, negotiated in good faith.

     19.05 Neither party is liable for failure or delay in performing any of its obligations under this Agreement if the failure or delay is required in order to comply with any governmental regulation, request or order, or necessitated by other circumstances beyond the reasonable control of the party so failing or delaying, including but not limited to acts of God, war (declared or undeclared), insurrection, fire, flood, accident, labor strikes, work stoppage or slowdown (whether or not such labor event is within the reasonable control of the parties), or inability to obtain raw materials, supplies, power or equipment necessary to enable a part to perform its obligations. Each party will: (a) promptly notify the other party in writing of an event of force majeure, the expected duration of the event and its anticipated effect on the ability of the party to perform its obligations; and (b) make reasonable efforts to remedy the event of force majeure.

     19.06 All notices, consent and other communications required or allowed under this Agreement must be in writing and are effective upon receipt: (a) when delivered by hand; or (b) when received by the addressee after being mailed by registered or certified mail (air mail if mailed overseas), return receipt requested; or (c) when received by the addressee, by delivery service (return receipt requested), in each case addressed to the part at its address set forth below (or to another address that a party may later designate by notice to the other party);

If to UM:         Executive Director
                  Office of Research and Development
                  University of Maryland, Baltimore
                  515 West Lombard Street, Suite 500
                  Baltimore, Maryland 21201-1602

Copy  to:         University Counsel
                  University of Maryland, Baltimore
                  520 West Lombard Street, Second Floor
                  Baltimore, Maryland 21201-1627

If to CDI:        President
                  Cancer Diagnostics, Inc.
                  202 South Wheeler Street
                  Plant City, Florida 33566

     19.07 This Agreement, including Exhibits, may not be amended, nor may any rights or remedy of either party be waived, unless the amendment or waiver is in writing and signed by a duly authorized representative of each party.

     19.08 A failure or delay by a party in exercising any of its rights or remedies under this Agreement does not constitute a waiver of the rights or remedies, nor does any single or partial exercise of any right or remedy preclude any other or further exercise thereof of the exercise of any other right or remedy. The rights and remedies of the parties provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

     19.09 UM and CDI are not (and nothing in this Agreement may be construed to constitute them as) partners, joint venturers, agents, representatives or employees of the other, nor is there any status or relationship between them other than that of independent contractors. Neither party has any responsibility for the actions of the other party except as specifically provided in this

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Agreement.  Neither  party has any right or  authority  to bind or obligate  the other party in any manner or make any representation or warranty on behalf of the other party.

     19.10 Unless otherwise provided, all costs and expenses incurred in connection with this Agreement will be paid by the party which incurs the cost or expense, and the other party has no liability for such cost or expense.

     19.11 This Agreement is signed in duplicate originals. The headings used in this Agreement are for convenience of reference only and do not affect the meaning or construction of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

UNIVERSITY OF MARYLAND,
BALTIMORE

BY: /s/ JOANNA BOUGHMAN                    WITNESS:  /s/ MARJORIE FORSTER
        For David Ramsay
        David J. Ramsay, D.M., D.Phil.
        President

Date:   August 31, 1999

CANCER DIAGNOSTICS, INC.

BY: /s/ UWE REISCHL                        ATTEST:  /s/ Clifford Gross
        Uwe Reischl, Ph.D., M.D.
        President

Date:   August 23, 1999




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